UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 2, 2012 (June 29, 2012)

MYOS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
 (Address of Principal Executive Offices)

(973) 509-0444
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On July 2, 2012, MYOS Corporation (the “Company”) entered into Subscription Agreements (collectively, the “Agreement”) for a private placement with certain accredited and institutional investors (collectively, the “Purchasers”). Pursuant to the Agreement, the Company agreed to issue approximately 22.4 million shares of its common stock to the Purchasers at a price of $0.25 per share, for aggregate proceeds of approximately $5.6 million (the “Offering”).

The Agreement provides that the Company will file a registration statement with the Securities and Exchange Commission covering the resale by the Purchasers of the common stock issued in the Offering.  The Agreement also contains customary representations, warranties, and indemnification by the Company. Chardan Capital Markets, LLC (“Chardan”) served as placement agent in the Offering and will receive 6.0% of the aggregate purchase price paid by the Purchasers that it introduced to the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.1 attached hereto.

Concurrent with the Offering, holders of the 18% unsecured convertible promissory notes of the Company in the aggregate principal amount of $400,000 (the “Notes”), including Dr. Robert J. Hariri, the chairman of the board of directors of the Company, agreed to convert the Notes and any accrued interest on the Notes into 828,375 shares of the Company’s common stock at a conversion price of $0.20 per share (the “Note Conversion”). In addition, Dr. Hariri agreed to convert $99,500 in other outstanding loans and advances and any accrued interest thereon for 507,306 shares of the Company’s common stock at a conversion price of $0.20 per share (the “Debt Conversion,” and together with the Note Conversion, the “Conversion”).

Item 3.02          Unregistered Sales of Equity Securities

Offering

Please see the disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” which is incorporated by reference into this Item 3.02.

The purchase and issuance of securities in the Offering are expected to be completed on July 6, 2012.  In connection with the Offering, the Company will pay approximately $179,000 to Chardan for serving as placement agent in the Offering.

   The securities issued in the Offering as described above have not been registered under the Securities Act of 1933, as amended, and were made pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and/or Regulation D promulgated thereunder. The shares issued thereunder are restricted in accordance with Rule 144 under the Securities Act. The issuances did not involve any public offering; the Company made no solicitation in connection with the private placement other than communications with the Purchasers; the Company obtained representations from the Purchasers regarding their investment intent, knowledge and experience; the Purchasers either received or had access to adequate information about the Company in order to make informed investment decisions; the Company reasonably believed that the Purchasers are capable of evaluating the merits and risks of their investment; and the shares issued thereunder will be issued with restricted securities legends.

            This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Conversion

Please see the disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” which is incorporated by reference into this Item 3.02.

The securities issued in the Conversion as described above have not been registered under the Securities Act, and were made pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder since the foregoing issuances did not involve a public offering, the recipients took the securities for investment and not resale, the Company took appropriate measures to restrict transfer, and the recipients were “accredited investors”. No underwriters or agents were involved in the foregoing issuances and the Company paid no underwriting discounts or commissions.

Other Issuances

On June 29, 2012, the Company issued approximately 1.5 million shares of restricted common stock to warrant holders in exchange for the early retirement of outstanding warrants exercisable to purchase approximately 7.5 million shares at an exercise price of $0.10 per share. The issuance of shares of common stock to the holders of the warrants was made pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act. No proceeds have been or will be received and no commissions have been or will be paid by the Company in connection with the exchange.

Item 7.01          Regulation FD Disclosure.

On July 2, 2012, the Company issued a press release regarding the Offering. A copy of the Company’s press release, entitled “MYOS Announces $5.6 Million Equity Private Placement,” is furnished and not filed pursuant to Item 7.01 as Exhibit 99.1 hereto. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01          Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

10.1	Form of Subscription Agreement, dated July 2, 2012, by and between MYOS Corporation and Purchasers.
99.1	Press Release, dated July 2, 2012, entitled “MYOS Announces $5.6 Million Equity Private Placement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2012

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: Chief Operating Officer